Exhibit 99.1

KULR TECHNOLOGY RETURNS TO THE INDIANAPOLIS 500 WITH ANDRETTI AUTOSPORT AND MARCO ANDRETTI

•	KULR Technology to Serve as Primary Sponsor for No. 98 Honda at 2023 Indy 500®
•	Marco Andretti to serve as Brand Ambassador for KULR at upcoming Equip Exposition
•	KULR Continues Partnership with Andretti Technologies to Further Goal of Improving Performance by Intelligently Mitigating Risk Through KULR’s Suite of Advanced Thermal Management Along with Battery Safety Solutions

SAN DIEGO / GLOBENEWSWIRE / October 17, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading energy management platform accelerating the electrification of the circular economy, today announced Marco Andretti, the third-generation NTT INDYCAR SERIES driver from the legendary Andretti Family, will represent KULR at various events and engagements, including the upcoming Equip Exposition, and by driving the No. 98 KULR Technology Honda for the 2023 Indianapolis 500®.

"We are thrilled to welcome back Marco Andretti as a KULR Ambassador as we return to Andretti Autosport for the 2023 Indy 500," said KULR Technology Group President and COO, Keith Cochran. "Marco authentically embodies the spirit of our brand. His dedication to his craft and the motorsport industry are just some of the reasons we believe he is the perfect person to represent KULR Technology as we continue to expand our energy management platform."

KULR’s alliance with the first family of auto racing was formed in early 2021 in partnership with Andretti Technologies (“ATEC”), the advanced technology arm of Andretti Autosport. The brands work together with the overarching goal of improving performance by intelligently mitigating risk through KULR’s suite of advanced technology. This year, KULR and ATEC have built upon this foundation by continuing to focus on thermal management and battery safety solutions, such as KULR’s SafeCase, to embed the Company’s holistic energy management platform within the motorsports industry on a larger scale.

“It’s great to see a sponsor like KULR continue as a primary sponsor with our INDYCAR program for the second year,” said Andretti Autosport Chairman and CEO Michael Andretti. “The development potential of KULR’s technology is exciting and we’re proud of their commitment to improving performance. We look forward to this special event in May and are happy to have them back with Marco.”

As pioneers in their respective industries, KULR and Andretti Autosport share a commitment to excellence and progression. KULR has long been a leading developer of next-generation lithium-ion battery safety and thermal management products and services, playing a part in countless customer successes, including the 2020 Mars Rover mission. Similarly, Andretti Autosport, is a racing dynasty that has won four IndyCar Series championships and boasts over 250 total race wins, including five Indy 500 wins. Its team has parlayed its success with traditional, gas-powered racing vehicles into being “all in” on electric vehicles, deepening their legacy in the current racing arena and placing an indelible mark on the future of the sport.

To complement its legacy suite of products and services, KULR recently launched, KULR VIBE, an AI-driven vibration reduction solution. As part of KULR’s larger energy management platform, VIBE offers customers across the motorsports industry, aviation, transportation, renewable energy (wind), manufacturing, industrial, performance racing and autonomous aerial (drone) applications precise balancing solutions by successfully pinpointing areas where excess vibrations cause a loss of energy that can lead to system malfunctions, weakened performance, and maintenance issues.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit https://www.kulrtechnology.com/.

About Andretti Autosport

Led by racing legend Michael Andretti, the team fields multiple entries in INDYCAR, Indy Lights, IMSA and the ABB FIA Formula E World Championship; and has collaborations in Extreme E as Andretti United Extreme E and Australian Supercars as Walkinshaw Andretti United. The global racing enterprise boasts over 250 race wins, four INDYCAR Series championships, five Indy Lights titles, one Indy Pro 2000 and one USF2000 championship, a Silver Class GT4 championship and has captured victory five times at the famed Indianapolis 500-Mile Race. The team also holds two X Games Gold Medals and five U.S. rallycross championships.

To share in the Andretti story, please visit online at AndrettiAutosport.com and follow on social media with #AllAndretti.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time.  In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:
Tom Colton or Matt Glover
Gateway Group
Main: (949) 574-3860
KULR@gatewayir.com

Public Relations:
Robert Collins / Zach Kadletz / Anna Rutter
Gateway Group
Main: (949) 574-3860
KULR@gatewayir.com

Brokers and Analysts:

Chesapeake Group

Main: (410) 825-3930

info@chesapeakegp.com